Exhibit 99.1

The following table sets forth, as of March 31, 2007, the estimated sources and uses of funds in connection with the acquisition of K2:

SOURCES AND USES OF FUNDS

($ in millions)

Sources:
Securitization Facility	$175
ABL Facility (1)	245
Term Loan B	500
JAH Equity	239

Total Sources	$1,159

Uses:
Equity Purchase Price ($ 15.50)	$795
Repayment of K2 Debt	316
Estimated Breakage Costs (2)	15
Change of Control Payments (3)	16
Fees & Expenses	16

Total Uses	$1,159

(1)	Total facility size is $400 million.
(2)	Represents the estimated premium to be paid to retire K2’s $200 million of Senior Notes due 2014 bearing 7.375% interest.
(3)	Estimated severance payments for key corporate executives at K2.

PRO FORMA CAPITALIZATION

($ in millions)

	As of March 31, 2007
	Jarden	K2	Uses Adj.	Sources Adj.	K2 Acq. Pro Forma	Full Pro Forma (1)
Cash and Cash Equivalents	$392	$24			$416	$116

Senior Credit Facilities
Revolver		91	(91)		—	—
Term Loan - B	975			500	1,475	1,475
ABL Facility (2)				245	245	245

Total Bank Debt	$975	$91			$1,720	$1,720

Securitization Facility				175	175	175
Other	111				111	111

Total Senior Secured Debt	$1,086	$91			$2,006	$2,006
Senior Subordinated Notes	660	200	(200)		660	660
Seller’s Note						100
Foreign Debt		25	(25)		—	—
Convertible Debentures		75			75	75

Total Debt	$1,746	$391			$2,741	$2,841
Total Net Debt (3)	$1,375	$367			$2,346	$2,746

Shareholders’ Equity	$1,268	$545	(545)	207	$1,476	$1,476

Total Capitalization	$3,015	$937			$4,217	$4,317

(1)	Pro Forma for Pure Fishing acquisition.
(2)	Does not include outstanding letters of credit of approximately $30 million.
(3)	As per Jarden’s Credit Agreement, Net Debt is calculated using cash balance above $20 million.

COMBINED LTM INCOME STATEMENT

($ in millions)

	Last Twelve Months Ended, March 31, 2007
	Jarden	K2	Combined
Net Sales	$3,876	$1,419	$5,295

Cost of Sales	2,918	915	3,833

Gross Profit	$958	$504	$1,462

SG&A	$614	$418	$1,032
Reorganization Costs	37	0	37

Operating Income	$307	$87	$394
Margin (%)	7.9%	6.1%	7.4%

Purchase Accounting Adjustment	10	—	10
Reorganization & Integration-related Costs	37	—	37
Impairment / Write-off of Assets	0	—	0
Other Integration-related Costs	4	—	4
Stock-Based Compensation	24	3	27
Depreciation & Amortization	69	37	105

Adjusted EBITDA (1)	$451	$126	$577
Margin (%)	11.6%	8.9%	10.9%

Capital Expenditures	$72	$33	$105
As a % of Net Sales	1.9%	2.3%	2.0%

Source: Company filings.

(1)	Represents Consolidated Segment Earnings. Excluding restructuring, non-operational and non-cash charges and credits.

PRO FORMA LTM EBITDA DATA

($ in millions)

LTM 3/31/07 Pro Forma EBITDA
Combined Jarden & K2	$577

Other 2007 Acquisition	38

Run Rate Synergies	30

Total Pro Forma Adjusted EBITDA	$644

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